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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of AOL Time Warner Inc. ("AOL Time Warner") of our reports dated January 28, 2002, with respect to the consolidated financial statements, schedule and supplementary information of AOL Time Warner and the consolidated financial statements and schedule of Time Warner Entertainment Company, L.P. for the year ended December 31, 2001 included in AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission:

1) No. 333-53564               5) No. 333-53576              9) No. 333-65350
2) No. 333-53568               6) No. 333-53578             10) No. 333-65692
3) No. 333-53572               7) No. 333-53580
4) No. 333-53574               8) No. 333-54518



New York, New York
March 21, 2002